R O B I N   S C H O E N   P U B L I C   R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com




For Immediate Release                          Contacts: Robin Schoen
November 1, 1999                                         215/504-2122


   MEDIX RESOURCES ANNOUNCES AGREEMENT WITH ADVICA HEALTH RESOURCES Advica to
            Use Cymedix.com Software Product Suite to Perform iHealth
                                  Transactions


Denver, CO -- John Prufeta, chief executive officer for Medix Resources, Inc. [OTCBB:MDIX], today announced that Medix, through Cymedix Lynx Corporation, its wholly-owned subsidiary, and Advica Health Resources, Inc. (Advica) have entered into an agreement for Advica to implement the Company's Cymedix.com Remote software product as part of the Advica web suite of services. Established in 1988 as a provider of medical personnel staffing, Medix provides Internet-based healthcare communication, data integration, and transaction software through its Cymedix.com software product line.

Advica will use Cymedix.com Remote to enable its affiliated healthcare providers to perform iHealth transactions including claims processing, claims status reporting and electronic remittance notification by linking physician office practice management systems to the Advica Web Suite. The agreement calls for a development plan and testing phase to be conducted over the next 60 days. Full implementation of Cymedix.com Remote and Internet integration with Advica's Web Suite is expected by January 2000. The application will first be utilized in Advica's high-membership Southern Texas and New York City markets.

"Advica wanted to augment its Web Services by linking practice management systems to the Advica Web Suite," stated David Pfeil, chief operating officer of Cymedix Lynx Corporation. "Cymedix.com Remote has patent-pending technology that enables us to extricate claims data from an Advica provider's practice management system, encrypt the data and forward it to a Cymedix.com Host at Advica's data center. Pfeil continued, "And, with the Cymedix.com Remote on the physician's desktop, they can access additional iHealth transaction services such as Cymedix.com's pharmacy management information and lab ordering/result systems."

"We are very excited about using Cymedix.com Remote," stated Mark Cronin, chief operating officer of Advica Health Resources. With the Cymedix.com Remote application, we receive electronic claims at a low cost and our physicians no longer need to re-key claims data." Cronin continued, "Cymedix.com Remote lets us offer better service at a lower cost to our health plan customers and further reduce the response time for claims processing."

Advica Health Resources is a leading provider of the management and administrative resources, experience and solutions that enable provider organizations to successfully manage risk and managed care business. Advica provides services to health plans, HMOs, IPAs, IDS, PHOs and other provider organizations organizing health care services or assuming risk for health care services. Advica offers a comprehensive Web Suite that reduces administrative burdens and costs for physicians, speeds up services and enhances the ability of provider organizations and their participating physicians to focus on patent care. More information about Advica and its products can be found by visiting their web site at WWW.ADVICA.COM or by calling 516-342-0063.

Denver-based Medix Resources provides skilled nursing, therapy, rehabilitation, and other medical personnel for flexible staffing in homes, and healthcare and educational facilities. Through Cymedix Lynx Corporation, a wholly-owned subsidiary based in Thousand Oaks, California, Medix offers Cymedix.com, a suite of fully-secure, patent-pending Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its web sites WWW.MEDIXRESOURCES.COM and WWW.CYMEDIX.COM or by calling 800/326-8773.


                                 # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB for 1998, which was filed with the Securities and Exchange Commission on April 12, 1999, and its 1999 second quarter 10-QSB, which was filed with the Securities and Exchange Commission on August 11, 1999. This information is available from the SEC or the Company.